Calculation of Filing Fee Tables
S-8
SLB LIMITED/NV
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	43,401,574	$ 51.95	$ 2,254,711,769.30	0.0001381	$ 311,375.70
Total Offering Amounts:						$ 2,254,711,769.30		$ 311,375.70
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 311,375.70
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also include such additional indeterminate number of shares of common stock of SLB Limited (SLB N.V.) ("SLB") that may become issuable under the 2017 SLB Omnibus Stock Incentive Plan (as amended and restated, the "Plan") as a result of stock splits, stock dividends or similar transactions. The amount includes 3,401,574 shares of common stock that were subject to awards that expired, were cancelled, forfeited or otherwise terminated without shares being issued and are available for future grants under the Plan. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h)(1) of the Securities Act, based on the average of the high and low prices for shares of common stock of SLB reported on the New York Stock Exchange on August 10, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources